Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the joint proxy statement/prospectus constituting a part of this Registration Statement on Amendment No.2 to Form S-4 of our report dated March 31, 2023 (which includes an explanatory paragraph relating to Bioplus Acquisition Corp.’s ability to continue as a going concern), relating to the financial statements of Bioplus Acquisition Corp., which is contained in that joint proxy statement/ prospectus. We also consent to the reference to our Firm under the caption “Experts” in the joint proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 1, 2023